Exhibit 99.(r)(2)

Code of Ethics

As Required by Rule 204A-1 of the Investment Advisers Act of 1940 &

Rule 17j-1 of the Investment Company Act of 1940

June 2025

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TABLE OF CONTENTS

CODE OF ETHICS		1

I.	INTRODUCTION	1

II.	DEFINITIONS	1

III.	STANDARDS OF BUSINESS CONDUCT	4

IV.	MATERIAL NON-PUBLIC INFORMATION | INSIDER TRADING	5

A.	Insider Trading Policy Statement	5

B.	What Is Material Information?	5

C.	What Is Nonpublic Information?	6

D.	What Is Insider Trading?	7

E.	Who Is an Insider?	7

F.	What Are the Penalties for Insider Trading?	7

G.	Procedures Designed to Detect and Prevent Insider Trading	7

V.	REPORTING OF PERSONAL SECURITIES TRANSACTIONS	9

A.	Initial Holdings Report	9

B.	Annual Holdings Report	9

C.	New Brokerage Accounts	9

D.	Quarterly Transaction Attestations	9

E.	Exceptions from Reporting Requirements	9

F.	Confidentiality of Reporting Under Code of Ethics	10

VI.	PRE-CLEARANCE PROCEDURES	10

A.	Obtaining Pre-Clearance	10

B.	Time of Pre-Clearance	11

C.	Form & Records	11

D.	Factors Considered in Pre-Clearance of Personal Transactions	12

VII.	PERSONAL SECURITIES TRANSACTIONS	12

A.	Prohibited Transactions	12

B.	Pre-Clearance Requirements and Exceptions	12

VIII.	ADMINISTRATION OF THE CODE OF ETHICS	13

A.	CODE VIOLATIONS & SANCTIONS	14

B.	RECORDKEEPING & REVIEW	14

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CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics (the “Code”), together with the First Trust Capital Management L.P. Compliance Manual, establishes the standards of conduct and professionalism expected of First Trust Capital Management L.P. (“FTCM” or the “Firm”) personnel. All Supervised Persons (as such term is defined below) must comply with this Code, as well as with all applicable rules and regulations.

The Code is designed to:

•	Educate FTCM personnel about the Firm’s expectations regarding their conduct as well as the laws and principles governing their conduct;

•	Protect the Firm’s clients through the establishment of policies and procedures regulating behavior related to the clients’ interests and, in turn, deterring misconduct by FTCM personnel;

•	Instill in FTCM personnel that they are fiduciaries, in a position of trust, and must act with complete propriety and in the best interests of the Firm’s clients at all times;

•	Establish procedures for Supervised Persons, as such term is defined below, to help ensure compliance with the fiduciary and ethical principles espoused by the Code;

•	Protect the Firm’s reputation; and

•	Guard against violations of the Federal Securities Laws, as such term is defined below, including but not limited to the standards set forth in Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

All questions or comments regarding this Code should be directed to FTCM’s Compliance Department.

II.	DEFINITIONS

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in FTCM’s Compliance Manual.

Access Person means a Supervised Person (as such term is defined below) who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. A Supervised Person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an Access Person.

Advisers Act means the Investment Advisers Act of 1940, as amended.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. Supervised Persons must provide a copy of their Automatic Investment Plan documents to the Chief Compliance Officer and obtain approval from him or her prior to its institution.

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Beneficial Ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended. Under Rule 16a-1(a)(2), beneficial owner means any person who, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect pecuniary interest in any Security. Although the list is not exhaustive, a Supervised Person (as such term is defined below) would be the beneficial owner of the following:

•	Securities held in the Supervised Person’s own name;

•	Securities held with another in joint tenancy, as tenants in common, as tenants by the entirety or in other joint ownership arrangements;

•	Securities held by a bank or broker as a nominee or custodian in the Supervised Person’s name or pledged as collateral for a loan; and

•	Securities owned by a corporation, trust, partnership or other entity, which the Supervised Person controls, either directly or indirectly, or which is under the Supervised Person’s common control.

CCO means FTCM’s Chief Compliance Officer or his or her designee.

Covered Securities refers to any Security that an Access Person must report to the CCO. For purposes of this Code, Covered Securities will include exchange-traded funds (ETFs) and similar traded products as well as investments in private companies or investment funds (other than as described below). For purposes of this Code, Covered Securities will not include:

•	Direct obligations of the U.S government (ex: treasury securities);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market mutual funds;

•	Shares issued by unaffiliated open-end mutual funds;

•	Shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated open-end mutual funds and

•	Direct investment in cryptocurrencies.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Federal Securities Laws means the Securities Act (as such term is defined below), the Exchange Act, the Investment Company Act (as such term is defined below), the Advisers Act, Title V of the Gramm-Leach-Bliley Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act of 1970, each as amended, as it applies to investment advisers, and any rules adopted by the SEC or the U.S. Department of the Treasury.

FTCM Strategy means any offering of securities which is managed by FTCM and available to clients as a method to invest cash. A FTCM Strategy typically includes Covered Securities and therefore would apply the same restrictions and prohibitions outlined in this Code of Ethics as Covered Securities.

Immediate Family means any of the following relationships sharing the same household: child or stepchild; grandchild; parent, stepparent, grandparent; spouse; sibling; mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. In addition, the term covers adoptive relationships, as well as minor children not sharing the same household (ex: attending boarding school) or dependents not sharing the same household but for whose benefit any accounts have been established over which an Access Person maintains control.

Initial Public Offering (“IPO”) means an offering of securities registered under the Securities Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

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Investment Company Act means the Investment Company Act of 1940, as amended.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder. Securities issued by any private collective investment vehicle, commonly referred to as a hedge fund, are included within this term.

Pecuniary Interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest includes:

•	Securities held by a member of an Access Person’s Immediate Family. Access Persons may request that a member of their Immediate Family be excluded from the reach of the Code by contacting the CCO and demonstrating why such exclusion would be appropriate.

•	A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership.

•	A person’s right to dividends that are separated or separable from the securities.

•	A trustee’s pecuniary interest in securities holdings of a trust and any pecuniary interest of any immediate family member of such trustee (such pecuniary interest being to the extent of the beneficiary’s pro rata interest in the trust).

•	A beneficiary of a trust if:

o	The beneficiary shares investment control with the trustee (such pecuniary interest being to the extent of the beneficiary’s pro rata interest in the trust); or

o	The beneficiary has investment control with respect to a trust transaction without consultation with the trustee.

•	Remainder interests do not create a pecuniary interest unless the person with such interest has the power, directly or indirectly, to exercise or share investment control over the trust.

•	A settlor or grantor of a trust if such person reserves the right to revoke the trust without the consent of another person unless the settlor or grantor does not exercise or share investment control over the securities.

A shareholder will not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

Restricted List means the list of securities, and derivatives securities (ex: options) thereon, in which trading by Supervised Persons is prohibited.

SEC means the United States Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended.

Security generally will have the meaning set forth in Section 202(a)(18) of the Advisers Act and includes, but is not limited to, the following:

•	Any note, stock, treasury stock, security future, bond, debenture or evidence of indebtedness;

•	Any certificate of interest or participation in any profit-sharing agreement;

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•	Any collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, or certificate of deposit for a Security;

•	Any fractional undivided interest in oil, gas or other mineral rights;

•	Any put, call, straddle, option, or privilege on any Security (including a certificate of deposit) or on any group or index of securities;

•	Any put, call straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or

•	In general, any interest or instrument commonly known as a “Security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Supervised Person means any member, officer, director, manager or employee, intern, temporary, and/or contract employee as applicable to FTCM’s business, or other person occupying a similar status or performing similar functions for FTCM, or any other person who is subject to the supervision and control of the Firm. For the avoidance of doubt, outside consultants assisting the Firm are not considered Supervised Persons, nor are employees, interns or temporary contract employees who perform a purely administrative, clerical or support function and do not therefore have access to confidential or proprietary information regarding FTCM’s clients and/or investment advisory activities, as determined by the CCO. All FTCM personnel are presumed to be Supervised Persons under the Code unless the CCO makes a determination to the contrary regarding a particular individual (in which case such determination will be communicated to the individual(s) in question).

Temporary Access Person means any temporary and/or contract employee who otherwise is within the definition of Access Person above, except whose termination date with FTCM is in the foreseeable future.

III.	STANDARDS OF BUSINESS CONDUCT

FTCM seeks to foster a reputation for integrity and professionalism. The Firm views its reputation as a vital business asset and values the trust placed in it by its clients. The Firm has adopted this Code to further protect its reputation and to ensure compliance with Federal Securities Laws, as well as to meet the fiduciary duty owed to its clients.

As a fiduciary, the Firm has an affirmative duty of care, honesty, loyalty and good faith to act in the best interests of its clients. FTCM views its clients’ interests as of paramount importance and believes that its clients’ interests come before the Firm’s interests. To that end, the Firm strives to identify and avoid potential conflicts of interest and, where actual conflicts do arise, take appropriate action to mitigate such.

A.	Prohibited Behaviors

Supervised Persons must not, directly or indirectly:

•	Employ any device, scheme or artifice to defraud a client or prospective client;

•	Knowingly make to a client or prospective client any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading;

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•	Engage in any act, practice or course of conduct that is illegal, fraudulent, deceptive or manipulative, including the making of statements that omit material facts;

•	Buy or sell a Security requiring pre-approval without obtaining such pre-approval;

•	Use his or her position, or any investment opportunities presented by virtue of his or her position, to personal advantage or to the detriment of a client or prospective client;

•	Provide any investment advice (i.e., advice as to the value of securities, or as to the advisability of investing in, purchasing, or selling securities) or portfolio management services for compensation to any person, other than a FTCM client, under any circumstances, unless such arrangement is disclosed to and approved by the CCO and the executive officers of the Firm;

•	Serve on the board of directors or creditor or investment committee of any organizations other than FTCM without the prior approval of the CCO and the executive officers of the Firm;

•	Trade mutual fund shares after the close of trading (i.e., participate in “late trading”);

•	Engage in “market timing” transactions involving mutual fund shares (i.e., attempt to gain short term profits from buying and selling mutual funds to benefit from the difference between the daily closing prices); or

•	Enter an order or make an investment that anticipates (i.e., frontrunning & piggybacking) or competes with a client order or investment.

Engaging in any of the prohibited behaviors listed above may be considered a material violation of the Code. As described in Section VIII(A) below, individuals violating this Code may be subject to sanctions, up to and including termination. Violations of this Code may also result in criminal penalties, civil liabilities, or both.

IV.	MATERIAL NON-PUBLIC INFORMATION | INSIDER TRADING

A.	Insider Trading Policy Statement

FTCM forbids FTCM personnel and members of their Immediate Family from trading, either personally or on behalf of others, while in possession of material nonpublic information or communicating material nonpublic information to others in violation of Federal Securities Laws. This conduct is referred to as insider trading, and the policy prohibiting insider trading (i) applies to all FTCM personnel, regardless of whether they are considered Supervised Persons under the Code, and (ii) extends to activities within and outside of their duties at the Firm.

Trading Securities while in possession of material nonpublic information or improperly communicating that information to others may expose an individual to stringent penalties. Criminal sanctions may include a maximum prison sentence of 20 years and a fine for individuals of $5,000,000 or for non-natural persons (such as an entity whose securities are publicly traded) of $25,000,000. In addition, the SEC can seek to recover profits gained or losses avoided through trading on inside information. They can also impose a penalty of up to three times the illicit windfall and can issue an order barring individuals from the securities industry. Anyone found guilty of insider trading may also be sued personally by investors seeking to recover damages for insider trading violations.

B.	What Is Material Information?

Trading on inside information is not a basis for liability unless the information is material. Material Information is generally defined as information (a) for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or (b) that is reasonably certain to have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. Any questions about whether information is material should be directed to the CCO.

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Material Information often relates to a company’s results and operations. The SEC has stated that advance information about the following is generally considered to be material:

•	Earnings;

•	Mergers, acquisitions, tender offers, or developments regarding customers or suppliers (ex: the acquisition or loss of a contract);

•	Changes in control or in management;

•	Changes in auditors, or auditor notification that the issuer may no longer rely on an auditor’s audit report;

•	Events regarding the issuer’s securities (ex: defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities); or

•	Bankruptcies or receiverships.

Material Information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Note though that Material Information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

Supervised Persons should not disclose proposed or pending trades to any client or other individual or entity outside of FTCM other than a trading counterparty with a legitimate need to know the information. Additionally, Supervised Persons should be careful when disclosing the composition of any of FTCM’s fund clients’ portfolios without obtaining consent from the CCO. Federal Securities Laws and/or the fund clients’ policies may limit the dissemination of such information, and selective dissemination could be viewed as favoritism. The inclusion of information regarding any fund client’s portfolio holdings in marketing materials or FTCM’s website is subject to the CCO’s approval in accordance with the funds and funds’ distributor’s marketing and advertising policies and procedures. Requests for information regarding a fund client’s holdings from outside individuals or entities should be forwarded to the CCO, who will consider, among other things, the timeliness and sensitivity of the information and the fund client’s policies and procedures.

C.	What Is Nonpublic Information?

Information is considered nonpublic until it has been effectively disseminated broadly to investors in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information is considered public (a) after it has become available to the general public through a public filing with the SEC or some other governmental agency or has been distributed through the Dow Jones news wire, Bloomberg, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, and (b) after sufficient time has passed so that the information can be considered to have been disseminated widely.

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D.	What Is Insider Trading?

The term “insider trading” is not defined in the Federal Securities Laws, but generally is used to refer to the use of material nonpublic information to trade in securities, whether or not one is an insider, or to the communication of material nonpublic information to others. The law generally prohibits:

•	Trading by an insider while in possession of material nonpublic information;

•	Trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	Communicating material nonpublic information to others.

E.	Who Is an Insider?

The concept of who is considered an insider is broad. It generally includes officers, directors, managers and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special relationship with the company and as a result is given access to information about the company, its business and/or its clients. A temporary insider can include, among others, accountants, attorneys, bank lending officers, consultants, and the employees of such organizations. Sitting on the board of an issuer will also cause an individual to be deemed a temporary insider of the company of the board on which the individual sits. In addition, the Firm may become a temporary insider of a company that it advises, for which it performs other services, or in which it is considering an investment or acquisition.

F.	What Are the Penalties for Insider Trading?

As noted above, penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	Civil injunctions;

•	Treble damages;

•	Disgorgement of profits;

•	Jail sentences;

•	Fines for the person who committed the violation; and/or

•	Fines for the employer or other controlling person.

In addition to the above, violations of FTCM’s insider trading policy may result in internal discipline, up to and including dismissal of the person or persons involved, and other legal action.

G.	Procedures Designed to Detect and Prevent Insider Trading

1.	Identifying Insider Information

Upon receiving information that a Supervised Person believes could be material non-public information, a Supervised Person should ask him or herself the following questions regarding information in his or her possession:

•	What was the source of the information? Consider carefully whether the information was obtained from any insiders, including any temporary insiders.

•	What is the nature of the information? Consider what the information covers (ex: earnings; material contracts or relationships; planned trades).

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•	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the Security if generally disclosed?

•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation? Has the information been effectively communicated to the marketplace by being filed with the SEC or the subject of an issuer press release?

If, after consideration of the above, an individual believes that the information is material and/or nonpublic, or if questions remain as to whether the information qualifies as such, the following steps should be taken:

•	Report the information and proposed trade immediately to the CCO;

•	Refrain from any purchase or sale of such Security in question; and

•	Do not further communicate the information inside or outside FTCM other than to the CCO.

The CCO will review the information provided, along with any other relevant information, and will provide instructions regarding the proper course of action.

2.	Restricted Access to Material Nonpublic Information

Information that is identified as material and nonpublic may not be communicated to anyone outside of FTCM and should only be communicated within FTCM to those personnel who have a reasonable business need to know such information and understand that such information is governed by this policy. In addition, care should be taken so that such information is kept secure. At a minimum, individuals should adhere to the following procedures:

•	Files containing material nonpublic or sensitive information should be handled with care. Such information should not be left lying in conference rooms or left out in offices or on desks but rather should be locked in file drawers or cabinets overnight or during an absence from the office. Additionally, such sensitive information stored in computer systems and other electronic files should be kept secure and password protected.

•	Appropriate controls for the reception and oversight of visitors to sensitive areas should be maintained. For example, visitors should be accompanied while in FTCM’s offices and should not be left unattended in areas where access to nonpublic information or recommendations may be obtained.

•	Document control procedures, such as numbering counterparts and recording their distribution, and shredding papers containing material nonpublic information should be used where appropriate.

•	Business conversations should be avoided in public places, such as elevators, hallways, restrooms and public transportation or in any other situation where such conversations may be overheard.

3.	Rumor Control

FTCM strictly prohibits the use or spreading of rumors. FTCM personnel should be aware that all company emails may be monitored for inappropriate or illegal communications, including the creation or dissemination of false market or securities-related rumors.

4.	Restricted List

FTCM maintains a Restricted List. The Restricted List includes securities about which the Firm or its Supervised Persons may have material nonpublic information and any options or derivatives on such securities. Supervised Persons should review the Firm’s Restricted List prior to entering any buy or sale of public securities. The securities of any company included on the Restricted List generally may not be purchased or sold by any Supervised Person. A Supervised Person wishing to trade a Security on the Restricted List should contact the CCO. However, trading approval from the CCO is rare in situations when a Security has been placed on the Restricted List.

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V.	REPORTING OF PERSONAL SECURITIES TRANSACTIONS

A.	Initial Holdings Report

Within ten (10) days of becoming an Access Person, each Access Person must upload into the Firm’s compliance monitoring system, Orion’s Compliance App (“Orion Compliance"), a list of all brokerage accounts held by him or her as well as accounts in which he or she maintains a Beneficial Ownership interest and has information on the holdings within those accounts. Holdings information must be current as of a date no more than forty-five (45) days from the date he or she becomes an Access Person. Each Access Person must take any steps necessary to permit Orion Compliance to receive a download of position and trade information regarding each account from the brokerage firm. For Temporary Access Persons, their initial holdings information will be submitted manually to the CCO using Appendix C.

B.	Annual Holdings Report

Annually, each Access Person shall be required to review all his or her holdings as listed in the Orion Compliance dashboard, and attest that the list is correct and complete, and provide any updates if necessary.

C.	New Brokerage Accounts

Any time an Access Person opens a new brokerage account, he or she must enter information about the new account in Orion Compliance so that the Firm is set up to receive trade information, or if a Temporary Access Person, manually submit the information directly to the CCO.

D.	Quarterly Transaction Attestations

Except as provided in Section V(E) below, within thirty (30) days after the end of each calendar quarter, each Access Person shall review all transactions in Covered Securities occurring in the quarter in which he or she had any direct or indirect Beneficial Ownership and attest to the CCO that the list of transactions is correct and complete. This quarterly certification will be completed in Orion Compliance, or if a Temporary Access Person, manually submitted to the CCO using Appendix D.

E.	Exceptions from Reporting Requirements

An Access Person need not include in any Initial Holdings Report, Quarterly Transaction Attestation, or Annual Holdings Report any securities held in an account over which the Access Person does not exercise, directly or indirectly, any influence or control; provided, however, that such influence or control shall be presumed to exist in the case of the account of an Immediate Family member of the Access Person who lives in the same household as the Access Person, absent a written determination by the CCO to the contrary. Accounts for which an Access Person has delegated his or her full discretion, hereafter a “Managed Account(s)” may only be designated as such following the submission of a Managed Account Form1 signed by the delegate, and the form’s subsequent approval by the Compliance Department.

1 A template of the Managed Account Form is located in the Document Library in Orion Compliance.

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If an Access Person is unable to have a direct feed of the transactions within a brokerage account in Orion Compliance, he or she must upload statements to Orion Compliance for transactions in specific accounts where the Access Person has any direct or indirect Beneficial Ownership, no later than thirty (30) days after the end of the calendar quarter. Confirmations and statements must be provided for any quarter during which the Access Person has acquired or disposed of direct or indirect direct Beneficial Ownership of any Covered Security if such transaction was not in an account for which confirmations and statements were uploaded to Orion Compliance. Access Persons who are associated persons of the Firm and who upload confirmations and statements for their accounts to the Firm will be deemed to satisfy the requirement to submit a Quarterly Transaction Report if such confirmations and statements reflect all transactions in Covered Securities required to be reported by them hereunder. Any Access Person relying on this Section V(E) shall be required to certify as to the identity of all accounts through which Covered Securities and/or FTCM Strategies in which they have direct or indirect Beneficial Ownership are purchased, sold and held.

Effective January 1, 2024, Access Persons (including his or her immediate family members) with a Non-Vivaldi 401k Plan (each a “Plan”) will not be required to report transactions on a quarterly basis for such accounts, so long as the following conditions are met:

•	All securities available for investment under the Plan must consist of non-FTCM affiliated, open-end mutual funds;

•	Access Persons must provide a Clearing Officer (defined below) with a list of all available investment options in such Plan; and

•	Access Persons must provide a holdings report for all Non-Vivaldi 401k accounts as part of his or her Annual Holdings Report.

Each Access Person is responsible for taking the initiative to comply with the requirements of this section. Any effort by FTCM to facilitate the reporting process does not change or alter that responsibility.

F.	Confidentiality of Reporting Under Code of Ethics

The CCO will keep any reports received under this Code confidential, except to the extent such reports must be reviewed with executives of the Firm as part of an investigation into potential violations of the Code or are required to be disclosed to regulators.

VI.	PRE-CLEARANCE PROCEDURES

A.	Obtaining Pre-Clearance

Access Persons are required to pre-clear certain securities transactions with the CCO, or a person who has been authorized by the CCO to pre-clear transactions. Each of these persons is referred to in this Code as a "Clearing Officer." The CCO’s pre-clearance requests will be reviewed by a Clearing Officer. A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such pre-clearance from another Clearing Officer.

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Pre-clearing requests must be submitted through Orion Compliance to be checked for frontrunning, piggybacking, and against the Restricted List for approval or denial. If necessary, the Clearing Officer will manually ascertain if the Security is on the Restricted List and, based on that determination and other factors, will grant or deny the request for pre-clearance.

For investments in private companies or private investment funds managed by FTCM or its affiliate, Vivaldi Capital Management LP (“VCM”), such pre-clearance is documented in VCM’s proprietary back-office application (“BOA"), as the investment documentation cannot be completed until a Clearing Officer approves the request.

B.	Time of Pre-Clearance

An Access Person may pre-clear trades only in cases where such person has a present intention to affect a transaction in the Security for which pre-clearance is sought. In general, a Supervised Person may not obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Security at some future time depending upon market developments. Consistent with the foregoing, an Access Person may not simultaneously request pre-clearance to buy and sell the same Security.

Pre-clearance of a trade shall be valid and in effect for 2 trading days, the day for which it is given and the day following (example scenarios below)2; provided, however, that pre-clearance approval expires if, and at the time, the Access Person requesting pre- clearance becomes aware of facts or circumstances that would prevent a proposed trade from being approved where such facts or circumstances made known to a Clearing Officer. Accordingly, if an Access Person becomes aware of new or changed facts or circumstances that give rise to a question as to whether approval would be granted if a Clearing Officer were aware of such facts or circumstances, the Access Person shall be required to advise the Clearing Officer of the additional information before proceeding with any securities transaction.

Example Scenarios:

•	Access Person preclears a Buy of SPY for 1/5 on 1/5 BEFORE market close. He/she can make the trade 1/5 (day 1) or 1/6 (day 2).

•	Access Person preclears a Buy of SPY for 1/5 on 1/5 AFTER market close. He/she can only make the trade 1/6 (day 2) as he/she missed 1/5 (day 1).

•	Access Person preclears a Buy of SPY for 1/6 on 1/5 BEFORE or AFTER market close. He/she can make the trade 1/6 (day 1) or 1/7 (day 2).

C.	Form & Records

All pre-clearance requests must be submitted through Orion Compliance, regardless of the type of Security or the nature of the transaction. Copies of all completed pre-clearance forms, along with the Clearing Officer’s approval / disapproval and any comments related thereto, shall be retained electronically in Orion Compliance and BOA.

2 Prior to 1/1/2024, pre-clearance of a trade was only valid for the trading day on which it was given.

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D.	Factors Considered in Pre-Clearance of Personal Transactions

A Clearing Officer may refuse to grant pre-clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors in determining whether to pre-clear a proposed transaction:

•	Whether the amount or nature of the transaction, or the individual placing it, is likely to affect the price or market for the Security;

•	Whether the individual requesting pre-clearance approval for the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of one of the Firm’s clients; and

•	Whether the transaction is likely to adversely affect any of the Firm’s clients.

VII.	PERSONAL SECURITIES TRANSACTIONS

A.	Prohibited Transactions

The prohibitions outlined in this Section VII(A) apply to Securities acquired or disposed of in any type of transaction, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Securities and Securities acquired directly from an issuer, except to the extent that one of the exceptions set forth in Section VII(B) or elsewhere within this Code is applicable.

Access Persons may not trade in equity Securities (i.e. common and preferred stocks and derivatives thereon) unless the transaction is a sale of equity securities held as of August 1, 20163, or if the Access Person held the equity securities upon commencing employment at FTCM.4 If an employee is relying on these exceptions, the sale of the equity security is required to be pre-cleared prior to executing the transaction.

Access Persons may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security in an IPO or a Limited Offering unless he or she obtains pre-clearance.

Access Persons may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security (public or private) or FTCM Strategy, and may not sell or otherwise dispose of any Security or FTCM Strategy in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that FTCM has an open order to purchase or sell the Security or FTCM Strategy.

B.	Pre-Clearance Requirements and Exceptions

For purposes of administering this Code, Access Persons shall be presumed to have the requisite knowledge of FTCM client transactions so as to require pre-clearance, regardless of whether such persons actually have such knowledge. Accordingly, all Access Persons must request pre- clearance of all transactions in Securities and FTCM Strategies except if those transactions fall into one of the following categories:

[3]	This is the date on which this prohibition and corresponding carve-out was made effective.
[4]	This prohibition does not apply to FTCM employees who are also employees of William Harris Investors, Inc.

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•	Purchases that are made via an Automatic Investment Plan;

•	Purchases and sales/redemptions of shares of registered, open-end mutual funds, other than (a) shares of ETFs or (b) those for which FTCM is the advisor or sub-advisor;

•	Purchases and sales/redemptions of FTCM Strategies that contain only open-end mutual funds, unless FTCM is the advisor or sub-advisor for those open-end mutual funds;

•	Bank certificates of deposit and bankers' acceptances;

•	Commercial paper and high-quality debt instruments (including repurchase agreements) with a stated maturity of 12 months or less;

•	U.S. Treasury obligations;

•	Purchases of rights issued by an issuer pro rata to all holders of a class of its Securities, if such rights are acquired from such issuer as a result of holding that class of its Securities, and the exercise of such rights;

•	Involuntary (i.e., non-volitional) purchases, sales and transfers of Securities (ex: through a mandatory reorganizational event; and

•	Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control; provided, however, that such influence or control shall be presumed to exist in the case of the account of an Immediate Family member of the Access Person who lives in the same household as the Access Person, absent a written determination by the CCO to the contrary.

VIII.	ADMINISTRATION OF THE CODE OF ETHICS

The Firm will provide all Supervised Persons with a copy of this Code and with any amendments thereto. Each Supervised Person must provide the CCO with a written acknowledgement of his or her receipt of the Code and any amendments.5 This written acknowledgement will be provided and completed in Orion Compliance, unless the Supervised Person is also a Temporary Access Person, in which case their written acknowledgement will be in the form of Appendix A. Additionally, within 10 days of becoming a Temporary Access Persons, the person must complete Appendix B and provide a copy to the CCO.

Each Supervised Person must report violations of this Code promptly to the CCO if he or she has any reason to believe he or she may have failed to comply with (or has become aware of another person’s failure to comply with) any of the policies and procedures set forth in this Code. It is a fundamental business priority that FTCM personnel cooperate in ensuring not only literal compliance with all required policies and procedures but also in fostering a comprehensive “culture of compliance.”

To promote the reporting of violations, this may be done both directly or anonymously by submitting a description of the incident in question in Orion Compliance. No FTCM personnel will be penalized in any respect for reporting a violation or suspected violation even if no violation in fact has occurred.

The CCO may, under circumstances that he or she deems appropriate and not opposed to the interests of the Firm’s clients, create exceptions to requirements under this Code so long as they are not expressly prohibited under Federal Securities Laws.

The CCO will retain documentation of all exceptions to the Code, including a reason for the exception.

5 A copy of the current Code is available in Orion Compliance.

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A.	CODE VIOLATIONS & SANCTIONS

Strict compliance with the rules in this Code is required.

Violations that occur as a result of trading in Covered Securities without the appropriate pre-clearance when required may, in the discretion of the CCO, result in trading restrictions or other employment consequences to the employee, including written warning and, for an employee with at least two violations, suspension of trading privileges of the employee and other Immediate Family member accounts for a period of time (generally not less than 3 months). Violations subsequent to an employee’s initial suspension of trading may result in an increase in duration of the restriction period (generally not less than 6 months).

Supervised Persons should seek advice from the CCO whenever uncertainty exists about their obligations under this Code.

Supervised Persons should report any violation or suspected violation of this Code promptly to the CCO. Any violation or suspected violation involving the CCO should be brought to the attention of the Firm’s CEO. The CCO will inquire on an annual basis whether a Supervised Person has reason to believe that another Supervised Person or employee is in material breach of this Code or any of the Firm’s policies and procedures. No Supervised Person who makes a good faith report or who cooperates in good faith with the Firm’s investigation shall be subject to retaliation, including harassment or any adverse consequences, as a result of making a report. The CCO will investigate all reported violations or potential violations and make a recommendation to the Firm’s members as to his or her findings.

Supervised Persons should also inform the CCO upon receipt of any regulatory requests for information as part of an investigation or an inquiry.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any associated action(s), to FTCM’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, FTCM will report its findings to the Mutual Fund’s Board of Directors or Trustees pursuant to Rule 17j-1.

Individuals violating this Code may be subjected to sanctions, up to and including termination. Violations of this Code may also result in criminal penalties, civil liabilities, or both.

B.	RECORDKEEPING & REVIEW

The Firm will retain records relevant to this Code for a period of no less than five (5) years following the end of the calendar year during which the last entry was made on such record, the most recent two (2) years of which will be retained on-site. The CCO shall maintain all records in accordance with Rule 17j-1 under the Investment Company Act and Rules 204A-1 and 204-2 under the Advisers Act. In particular, the CCO will maintain the following records:

•	A copy of the current Code as well as copies of earlier versions of the Code that were in effect at any time within the past six (6) years;

•	Records of violations of the Code, if any, including records of the actions taken subsequent to such violations;

•	Signed acknowledgements from each person who is currently or was at some point during the past six (6) years, subject to the Code. This acknowledgement will represent an obligation to adhere to the standards and provisions set forth in the Code;

•	A record of the names of all persons who were Supervised Persons at any time within the past six (6) years;

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•	A record of each transaction and holding report made by an Access Person, and, if applicable, all brokerage account statements received by the Firm for an Access Person;

•	A record of any decision, and the reason therefor, to permit an investment by an Access Person in an Initial Public Offering or Limited Offering; and

•	A copy of all annual compliance reports prepared by FTCM’s CCO to each registered fund client’s Chief Compliance Officer and its Board of Trustees as described below.

The CCO will review this Code and its operation annually and may make amendments as a result of that review. The CCO also may make material amendments to the Code at any time during the calendar year. Any material amendments or modifications to the Code will be promptly distributed or otherwise communicated to all Supervised Persons.

In addition, on a periodic basis, but not less than annually, FTCM’s CCO shall prepare a written report to each registered fund client’s Chief Compliance Officer and its Board of Trustees setting forth the following:

•	A description of any issues arising under the Code or underlying procedures since the last report to the Board including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations;

•	A certification on behalf of FTCM that FTCM has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code; and

•	A summary of existing procedures concerning personal investing and any changes in procedures made during the past year.

IX.	CONFLICTS OF INTEREST

All Supervised Persons must notify the CCO of any business, family, or personal relationship or dealing with a client, service provider, or any other person that may present the employee or the Firm with an actual or potential material conflict of interest by registering such relationship in Orion Compliance. With the use of Orion Compliance, the CCO will maintain records of any conflicts of interest reported by employees or that are otherwise applicable to the Firm as determined by Firm management. Supervised Persons are required to complete questions designed to capture information about potential conflicts of interest as part of the Annual Employee Compliance Certification.

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APPENDIX A

TEMPORARY ACCESS PERSONS FORM OF COMPLIANCE CERTIFICATE

FIRST TRUST CAPITAL MANAGEMENT L.P.

To the Chief Compliance Officer:

I,                                                                                                                                             , have received a copy of the Firm’s Compliance Manual and Code of Ethics, together with all amendments and supplements (collectively, the “Compliance Manual”) and certify to the Firm as follows:

(1)            I have read and understand the Compliance Manual and Code of Ethics and recognize that I am subject to it;

(2)            I have complied with the requirements of the Compliance Manual and Code of Ethics and will continue to comply with it;

(3)            I have reported and will continue to report all information required to be reported pursuant to the Compliance Manual and Code of Ethics;

(4)            I understand and agree to comply with the policies and procedures discussed in the Compliance Manual and Code of Ethics, and acknowledge and agree that my failure to comply with such policies and procedures may result in discipline, up to and including dismissal, and/or other penalties as described in the Code;

(5)            I also certify that I have not engaged in any illegal activity nor do I have any disciplinary history in the financial services industry;

(6)            I have disclosed all outside business activities and outside business affiliations upon accepting employment at the Firm and I will update this annually or otherwise as needed; and

(7)            I agree to follow the confidentiality and security standards for handling the Firm’s and the Firm’s client’s information outlined in the Compliance Manual and Code of Ethics.

CHIEF COMPLIANCE OFFICER:

Name (Please Print):	Name:

Signature:	Signature:

Date:	Date:

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APPENDIX B

Temporary access persons acknowledgement

While working for First Trust Capital Management L.P. (“FTCM” or the “Company”), you will be expected to comply with certain of its policies and procedures, including the following:

CONFIDENTIAL INFORMATION

In the course of your temporary employment, you may acquire, develop, and use information of a special and unique nature and value that is not generally known to the public or to others in any industry in which FTCM conducts business, and/or that is proprietary to FTCM including, without limitation, the identity and contact information of all funds and managers to whom FTCM refers clients, or to or with whom FTCM allocates or invests its clients’ money (the “Alternative Managers”), trading strategies, track records, historical performances, positions pursued or held by FTCM and/or the Alternative Managers, the identity of FTCM’s investors and clients, the private placement memorandum or offering circular of the Alternative Managers, and all information contained therein, all funds or managers FTCM is considering for future investments or allocations, and all other data and information of a similar nature related to the business, investments, and strategies of the Company (collectively, “Confidential Information”). You acknowledge and agree that: (i) FTCM is the sole owner of all the Confidential Information, and you have no right, title, or interest in or to any of such Confidential Information; and (ii) the Confidential Information, including the track records, performance history, and the investment strategies of the Alternative Managers, is of great value to FTCM and the non-disclosure and other restrictions herein are reasonably necessary to protect the Confidential Information and the goodwill of FTCM.

Accordingly, you agree that:

(a)	You will not, at any time during the term of your employment or thereafter, directly or indirectly, except in connection with your role as a temporary employee or as otherwise authorized by FTCM in writing, divulge to any person, proprietorship, firm, corporation, limited liability company, partnership (whether limited or general), business, trust, or other entity other than FTCM (hereinafter, each is referred to as a “Third Party” and collectively referred to as the “Third Parties”), use for your own benefit (directly or indirectly), or cause or authorize any Third Parties to use, any Confidential Information, except as required by law; and

(b)	Upon the conclusion of your temporary employment, you shall promptly deliver or cause to be delivered to FTCM any and all Confidential Information, including notes, notebooks, keys, data, and other documents and materials belonging to FTCM which is in your possession or under your control relating to FTCM or its business, regardless of the medium upon which it is stored, and any other property of FTCM which is in your possession or under your control.

INTELLECTUAL PROPERTY

As used herein, the term “Intellectual Property” shall include, without limitation, any proprietary trading strategies of the Company, the Company’s know-how, processes, business methods, patents, trademarks, logos, service marks, copyrights, moral rights, computer software, ideas, creations, mathematical models, and improvements to all such property, and all recorded material defining, describing or illustrating all such property, whether in hard copy or electronic form.

You agree that:

(a)	All right, title and interest of every kind and nature, whether now known or unknown, in and to any Intellectual Property invented, created, written, developed, conceived or produced by you during your tenure with the Company (including without limitation, prior to the execution of this Agreement) (i) whether using the equipment, supplies, facilities and/or Confidential Information of the Company, (ii) whether alone or jointly with others, (iii) whether or not contemplated by the terms of your relationship, and (iv) whether or not during normal working hours, that are/were within the scope of the actual or anticipated business operations of the Company, that relate to any of the actual or anticipated products or services of the Company or results from any work performed by you for the Company (“Work Product”), are and shall be the exclusive property of the Company. You further agree that any such Work Product eligible under the copyright’s laws shall be deemed “works made for hire” within the meaning of the U.S. copyright law, and as such, all rights therein shall belong solely and exclusively to the Company from the time of creation. You hereby make any assignments necessary to achieve and/or to confirm this ownership position in favor of the Company, in relation to all past, present and future created Work Product. You further agree to confirm the foregoing assignments, waivers and consents from time to time as requested by the Company to achieve this ownership position in favor of the Company, in relation to all past, present and future created Work Product.

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(b)	You agree to take all reasonably necessary actions to enable the Company to obtain, register, perfect and/or otherwise protect its rights in the Work Product of the Company in the United States and all foreign countries. Without limiting the generality of the foregoing, you hereby consent and agree to: (i) promptly and fully disclose to the Company any and all Work Product related to Company; (ii) assign to the Company all rights to such Work Product, including all intellectual property rights therein and any and all rights to royalties; and (iii) execute all documents necessary for the Company to obtain, register, perfect, or otherwise protect its rights in the Work Product. Consideration for your assignment to the Company is hereby acknowledged. In the event the Company is unable, after reasonable effort, to secure your signature on any documents necessary to effectuate this provision, You hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf, and to execute any such documents and to do all other lawfully permitted acts to further the protection of such Work Product with the same legal force and effect as if executed by you. You further agree to assist the Company in connection with any demands, reissues, oppositions, litigation, controversy or other actions involving any item of Work Product. You agree to undertake the foregoing obligations both during and after your tenure with the Company, without charge, but at the Company’s expense with respect to your reasonable out-of-pocket costs. You further agree that the Company may, in its sole discretion, deem any Work Product as a trade secret, in which case you will comply with the Confidential Information provisions in this Agreement.

Your signature below represents your acknowledgment of, and agreement to, the terms of these covenants.

CHIEF COMPLIANCE OFFICER:

SIGNATURE	SIGNATURE

PRINT NAME	PRINT NAME

EXECUTION DATE	EXECUTION DATE

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APPENDIX C

Initial Certification of Compliance with Code of Ethics and initial holdings report

First Trust Capital Management L.P.

I have read and I understand the First Trust Capital Management L.P.’s Code of Ethics (the "Code"). I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein.

I certify that I have listed below: (1) the title and type of Security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which I had any Beneficial Ownership as of the day I became an Access Person; and (2) the name of each broker, dealer or bank at which an account is maintained through which any Securities in which I have any Beneficial Ownership are held, purchased or sold. This report shall constitute my Initial Holdings Report. In lieu of listing all transactions in Covered Securities required to be reported by the Code, check the box below, “See Attached Brokerage Statement(s)” and provide copies of statements for each brokerage account dated within forty-five (45) days of the date of this certification.

Name of Covered Security	Type of Security (ex: equity)	Exchange Ticker Symbol or CUSIP Number (as Applicable)	Number of Shares or Face Amount	Principal Amount

☐ See Attached Brokerage Statement(s)

Brokerage Accounts: Please list all accounts over which you or a household member has beneficial ownership.

Title on the Account	Account Type	Brokerage Firm	Account Number

CHIEF COMPLIANCE OFFICER:

Date:	Date:

Print Name:	Name:

Signature:	Signature:

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APPENDIX D

QUARTERLY EMPLOYEE COMPLIANCE CERTIFICATION6

For the Quarter Ended: MONTH XX, 20__

New Investment Accounts

During the quarter referenced above:

☐ I did not establish new investment accounts; or

☐ I established the following accounts in which securities were held for my direct or indirect benefit:

Title of the Account	Account Type	Custodian	Account	Date
			Number	Opened

Securities Transactions

To satisfy the need to report Personal Securities Transactions in accord with the provisions of the firms’ Code of Ethics and SEC regulations, I have agreed to either:

☐ Submit duplicate brokerage statements, copies of which are attached hereto; or

☐ Consent to having the custodian for my account(s) “feed” holding and transaction information into Orion

I acknowledge that I must also report transactions and holdings by members of my Immediate Family (defined herein as including my spouse, children, and/or other members of my household) in accounts over which I have direct, indirect, and/or beneficial ownership/control. To that end,

☐ I have previously included information about such accounts; or

☐ I am now reporting the following accounts:

Title of the Account	Account Type	Custodian	Account	Date
			Number	Opened

Private Investments

I acknowledge that if I maintain any interests in hedge funds, or private equity investments, or any other LLC or LP other than those offered by FTCM (collectively, “Private Investments”), that I must report that interest on an initial and annual basis on a separate Private Investments Report.

☐ I did not subscribe for interests in previously unreported Private Investments; or

☐ I have subscribed for interests in Private Investments that I have not previously reported and therefore need a Private Investment Report form so that I can properly disclose such interests.

6 This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, and (ii) excludes other transactions not required to be reported (ex: checking or savings account activity; CDs; direct investments in cryptocurrencies).

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Outside Business Activities7

During the quarter referenced above, for an entity (including any commercial business or not-for-profit organization) other than FTCM, I (1) received compensation8 &/OR (2) took an active role in making management decisions &/OR (3) served as an employee, independent contractor, sole proprietor, officer, director, or general partner &/OR (4) provided advice about investments.

Name of Entity:	Nature of Affiliation or Title:	Public Company
Yes / No
Yes / No

Other Disclosure Items

Check any / all that apply and provide relevant information as requested:

☐ A member of my Immediate Family currently conducts business or works for an entity that conducts business with FTCM OR is involved in or works for a securities-related business (ex: an investment adviser; broker-dealer; or bank).

☐ A member of my immediate family currently works for a public company.

Immediate Family Member	Name of Entity:	Nature of Affiliation or Title:

CHIEF COMPLIANCE OFFICER:

Date:	Date:

Signature:	Signature:

Print Name:	Print Name:

7 NOTE: In the event that any of the entries in section is new, additional information will be requested from you so that the CCO and the firm’s other executives can review the affiliation and ascertain (a) whether permissible and (b) if permissible, what controls will need to be implemented to mitigate any conflicts that may arise as a result of such affiliation.

8 Compensation may include: cash; cash equivalents; securities; or free or reduced cost products and/or services.

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